Exhibit 10.35

DIRECTOR RESTRICTED STOCK UNIT AWARD AGREEMENT

Potbelly corporation

2019 Long-Term Incentive Plan

Restricted Stock Unit Award Agreement

*  *  *  *  *

Participant:
Restricted Stock Unit Grant Date (“Grant Date”):
Number of Restricted Stock Units:

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”), dated as of the Grant Date specified above, by and between Potbelly Corporation, a Delaware corporation (the “Company”), and the Participant is entered into pursuant to the Potbelly Corporation 2019 Long-Term Incentive Plan (as the same may be amended, restated, supplemented and otherwise modified from time to time, the “Plan”).  All capitalized terms not otherwise defined in the text of this Agreement have the meanings attributed to them in the Plan.  This Agreement is subject to the terms and conditions of the Plan.

1.Grant of Restricted Stock Units.  Subject to the terms and conditions of the Plan and this Agreement, the Company hereby grants to the Participant a Full Value Award in the form of restricted stock units (the “Restricted Stock Units”).  Each Restricted Stock Unit constitutes an unfunded and unsecured promise of the Company to deliver (or cause to be delivered) to the Participant, subject to the terms and conditions of the Plan and this Agreement, a share of Common Stock if and when the Restricted Stock Unit becomes vested and payable as described in Sections 2 and 3 hereof.

2.Vesting of Restricted Stock Units.  Subject to the terms and conditions of this Agreement, the Restricted Stock Units granted pursuant to this Agreement shall vest as follows:  fifty percent (50%) on the first anniversary of the Grant Date and fifty percent (50%) on the second anniversary of the Grant Date (each a “Vesting Date”); provided, however, that if the Participant’s Termination Date occurs prior to a Vesting Date for any reason other than for cause, the Termination Date shall be an “Accelerated Vesting Date” and all Restricted Stock Units granted pursuant to this Agreement that have not have not otherwise vested shall vest on the Accelerated Vesting Date.  Notwithstanding the foregoing, in the event that the Participant’s Termination Date occurs prior to a Vesting Date or Accelerated Vesting Date on account of termination for cause, any portion of the Restricted Stock Units that are not vested upon the Participant’s Termination Date shall immediately expire and shall be forfeited and the Participant shall have no further rights with respect thereto, including the right to acquire any shares of Common Stock hereunder with respect to such Restricted Stock Unit.  Each Restricted Stock Unit which becomes vested on an applicable Vesting Date shall be referred to as a “Vested Restricted Stock Unit”.

3.Payment of Restricted Stock Units.  Vested Restricted Stock Units shall be paid as follows:

(a)

Any Vested Restricted Stock Units that vest on a Vesting Date shall be paid promptly upon (but not more than thirty (30) days after) the applicable Vesting Date by delivery of one share of Common Stock for each such Vested Restricted Stock Unit being paid as of such date, subject to the terms of the Plan and this Agreement.

(b)

Any Vested Restricted Stock Units that vest on an Accelerated Vesting Date which occurs by reason of termination on account of death or Disability (to the extent that the Disability would constitute a disability within the meaning of Section 409A of the Code (“Section 409A”)) or shall be paid promptly upon (but not more than thirty (30) days after) the Accelerated Vesting Date.

(c)

Any Vested Restricted Stock Units that vest on an Accelerated Vesting Date that occurs for any reason other than as specified in paragraph (b), the Participant shall be paid promptly on the Vesting Date that would otherwise have applied to such Vested Restricted Stock Units had the Termination Date not occurred (but not more than thirty (30) days thereafter).

4.Designation of Beneficiary.  The Participant may designate a person or persons to receive payment in respect of the Participant’s Vested Restricted Stock Units, in accordance with the terms of this Agreement, in the event that the Participant dies prior to the payment in respect of such Restricted Stock Units (a “Beneficiary”).  Such designation, or any change to a prior designation of a Beneficiary, must be done by giving notice to the Committee on a form designated by the Committee.  If, upon the death of the Participant, the Committee has determined that there is no designated Beneficiary for part or all of the Participant’s Vested Restricted Stock Units, such Restricted Stock Units shall be paid, in accordance with the terms of the Agreement, to the Participant’s estate (and the estate shall be deemed to be the Beneficiary for purposes of the Agreement).

5.Miscellaneous.

(a)

Administration.  The authority to administer and interpret the Agreement shall be vested in the Committee, and the Committee shall have all the powers with respect to the Agreement as it has with respect to the Plan.  Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding on all persons.

(b)

Transfer Restrictions.  This Agreement, the Participant’s rights hereunder, and the Restricted Stock Units are not transferable by the Participant, except as otherwise provided in the Plan and this Agreement.

(c)

Securities Law Requirements.  Notwithstanding any other provision of this Agreement, the Company shall have no liability to make any distribution of Common Stock under this Agreement unless such delivery or distribution would comply with all applicable laws.  In particular, no shares will be delivered to a

Participant unless, at the time of delivery, the shares qualify for exemption from, or are registered pursuant to, applicable federal and state securities laws.
(d)

Notices.  All notices, consents and other exchanges of written material required or implied under this Agreement shall be in writing and delivered in person or by messenger, facsimile, overnight courier or certified mail and shall be sent to the following:

If to the Company:	Potbelly Corporation
111 North Canal Street, Suite 850
Chicago, Illinois 60606
Attention: Committee, General Counsel and Senior Vice President of Human Resources

If to Participant:	The address on file with the Company

All notices shall be deemed delivered and received by the receiving party (i) if delivered by messenger, on the date of delivery or on the date delivery was refused by the addressee, (ii) if delivered by facsimile transmission, upon receipt of facsimile confirmation of the party transmitting such notice, or (iii) if delivered by overnight courier or certified mail, on the date of delivery as established by the return receipt, courier service confirmation or similar documentation (or the date on which the courier or postal service, as applicable, confirms that acceptance of delivery was refused by the addressee).  A party may change its notice information set forth above by giving the other party proper notice of the change, but a change to such notice information is only effective when it is actually received.

(e)

Rights Are Unsecured.  Under this Agreement, the right of a Participant or Beneficiary to receive payment hereunder shall be an unsecured claim against the general assets of the Company and neither the Participant nor any Beneficiary shall have any rights in or against any specific assets of the Company or any of its affiliates.  All amounts credited to the Participant shall constitute general assets of the Company, and may be disposed of by the Company at such time and for such purposes as it may deem appropriate.

(f)

Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of all successors and assigns of the Company and the Participant, including without limitation, the estate of the Participant and the executor, administrator or trustee of such estate or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

(g)

Severability.  The terms or conditions of this Agreement shall be deemed severable and the invalidity or unenforceability of any term or condition hereof shall not affect the validity or enforceability of the other terms and conditions set forth herein.

(h)

No Rights to Continued Service; No Rights as Stockholder.  The grant of the Restricted Stock Units does not constitute a contract of employment or continued service, and the grant of the Restricted Stock Units shall not give the Participant the right to be retained in the employ or service of the Company or any Related Company, nor any right or claim to any benefit under the Plan or the Agreement, unless such right or claim has specifically accrued under the terms of the Plan and the Agreement.  The Participant and the Participant’s Beneficiary shall not have any rights with respect to Common Stock (including voting rights) issuable upon payment of the Restricted Stock Units prior to the date on which the Restricted Stock Units are paid or settled.

(i)

Governing Law.  The grant of the Restricted Stock Units and the provisions of this Agreement are governed by, and subject to, the laws of the State of Delaware, without regard to the conflict of law provisions, as provided in the Plan.  For purposes of litigating any dispute that arises under this grant or this Agreement the parties hereby submit to and consent to the exclusive jurisdiction of the State of Illinois and agree that such litigation shall be conducted in the courts of Lake County, Illinois, or the federal courts for the United States for the Northern District of Illinois, where this grant is made and/or to be performed.

(j)

Amendment. The Board may, at any time, amend or terminate the Plan, and the Board or the Committee may amend this Agreement, provided that no amendment or termination may, in the absence of written consent to the change by the Participant (or, if the Participant is not then living, the Participant’s beneficiary), adversely affect the rights of any Participant or beneficiary under this Agreement prior to the date such amendment is adopted by the Board (or the Committee, if applicable).  Certain adjustments under the Plan shall not be subject to the foregoing limitations.  In no event shall this Agreement be amended to provide for any provision that is inconsistent with the terms of the Plan.

(k)

Code Section 409A.  This Agreement is intended to be interpreted and operated to comply with the requirements of Section 409A.  If an unintentional operational failure occurs with respect to Section 409A requirements, the Participant shall fully cooperate with the Company to correct the failure, to the extent possible, in accordance with any correction procedure established by the U.S. Internal Revenue Service.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Grant Date.

POTBELLY CORPORATION

By:
Name:
Title: